EXHIBIT 11

         STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
         ----------------------------------------------
            (In thousands, except per share amounts)



                                      2004          2003         2002
                                    -------       -------      -------
Net income                          $87,310       $73,727      $61,627
                                    =======       =======      =======

Average common shares outstanding    79,224        79,828       79,705

Common stock equivalents (1)          1,644         1,840        1,817
                                    -------       -------      -------

Diluted shares outstanding           80,868        81,668       81,522
                                    =======       =======      =======

Basic earnings per share            $  1.10       $  0.92      $  0.77
                                    =======       =======      =======

Diluted earnings per share          $  1.08       $  0.90      $  0.76
                                    =======       =======      =======



(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.


  There were no options to purchase shares of common stock which were outstanding during the periods indicated above, but excluded from the computation of diluted earnings per share because the option purchase price was greater than the average market price of the common shares.